AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRANSPACIFIC INTERNATIONAL GROUP CORP.

AND

COFFEE HOLDING CO., INC.

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER by and between Transpacific International Group Corp., a Nevada corporation,("Transpacific") and Coffee Holding Co., Inc., a New York corporation, ("Coffee").

     WHEREAS, the Boards of Directors of Transpacific and Coffee, deem it advisable for the mutual benefit of Transpacific and Coffee, and their respective shareholders, that Coffee be merged into Transpacific (the "Merger"), and have approved this Agreement and Plan of Merger (the "Agreement"); and

     WHEREAS, the Boards of Directors of Transpacific and Coffee have unanimously resolved to recommend to their shareholders acceptance of the Merger contemplated herein.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, Coffee and Transpacific hereby agree as follows:


ARTICLE 1
MERGER AND ORGANIZATION

     SECTION 1.1 The Merger. As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof, Coffee shall be merged with and into Transpacific, with Transpacific as the surviving entity (the "Surviving Entity"). Immediately after consummation of the Merger and the ten for one (10:1) stock split as described in Section 2.1 hereof, the Surviving Entity shall be and continue as the public entity, and shall have issued and outstanding 4,000,000 shares of Common Stock; 3,540,400 (representing 88.5% of the Surviving Entity) to be held by former Coffee stockholders in proportion to the amount that each of said shareholders previously held shares of Common
Stock of Coffee, and the balance to be held as per Exhibit 2.1.   Transpacific
and Coffee are herein sometimes referred to as the "Constituent Corporations." The Merger is to be consummated in such a manner as to meet the provisions of Internal Revenue Code Section 368(a)(1)(A), and be a tax-free reorganization for all parties involved.

     SECTION 1.2. Effect of Merger. The parties agree to the following provisions with respect to the Merger:

          (a) Name of Surviving Corporation. After the Merger and Effective Date (as defined in Section 1.2(f) hereof), the name of the Surviving Entity shall become Coffee Holding Co., Inc.

          (b)  Articles of Incorporation.   The Articles of Incorporation of
Transpacific as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the Articles of Incorporation of the Surviving Entity until changed or amended as provided.

          (c) By-Laws. The By-Laws of Transpacific as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Entity until changed or amended as provided by law.

          (d)  Corporate Organization.   All of the issued and outstanding
shares of common stock of Coffee shall be canceled. The Surviving Entity shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations, with the effect set forth in the appropriate provisions of Nevada law and the appropriate provisions of New York law.

          (e) Filing of Articles of Merger and Amendment to Articles of Incorporation. If this Agreement is duly approved by each of the Constituent Corporations in accordance with the appropriate provisions of Nevada law and the appropriate provisions of New York law and the respective Articles or Certificate of Incorporation and By-laws of the Constituent Corporations and not terminated pursuant to Article 8 hereof, and approved by the shareholders of Transpacific pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), as soon as practicable after all other conditions to the Merger set forth in Article 6 hereof shall have been satisfied or waived, and after Transpacific's Post-Effective Amendment filed pursuant to Rule 419 has been declared effective by the Securities and Exchange Commission and Transpacific's shareholder reconfirmation has been successfully completed and the closing of this Agreement has taken place on or before February 12, 1998 (the "Closing"), the Merger shall be consummated and Articles of Merger, to which this Agreement shall be appended, shall be filed with the appropriate New York governmental agency and an amendment to Transpacific's Articles of Incorporation shall be filed with the Nevada Secretary of State. The Closing of this Agreement shall take place at the offices of Schonfeld & Weinstein, L.L.P., 63 Wall Street, New York, New York 10005, or at such other time, place or date as the parties may mutually agree.

          (f) Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement. The "Effective Date" shall be the date on which the Certificate of Merger is filed with the appropriate state authorities. The Certificate of Merger shall be filed with the appropriate state authorities at the Closing.

     (g) Upon consummation of the Merger, the current officers and directors of Transpacific shall resign, and a minimum of three (3) directors shall be appointed to the Surviving Entity, which directors shall nominate officers of the Surviving Entity, subject to shareholder approval.

     (h) Release of Deposited Funds. On the Effective Date, the Deposited Funds held in escrow from Transpacific's initial public offering shall be released to Transpacific. Transpacific shall then immediately deposit these funds, into a trust account with Rivikin, Radler & Kremer, Esqs. to be disbursed at the Closing.


ARTICLE 2
THE MERGER

     SECTION 2.1  Conversion of Shares in the Merger.

          (a) Issuance of New Shares. On the Effective Date, Transpacific's common stock, including those shares purchased pursuant to Transpacific's initial public offering and held in escrow pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419), shall be split ten for one (10:1) (the "Stock Split"), and Transpacific shall then issue 3,000,000 shares of its authorized Common Stock to former Coffee share holders, in the same proportion said share holders held shares of Common Stock of Coffee. Following the Stock Split, shares of Transpacific shall be distributed as per Exhibit 2.1 Thus, after the Effective Date and the Stock Split, the Surviving Entity shall have 4,000,000 shares of common stock issued and outstanding.

     SECTION 2.2 Release of Shares and Funds from Escrow. Pursuant to Rule 419, certificates representing the shares of Common Stock purchased in Transpaci fic 's initial public offering which offering was declared effective by the United States Securities and Exchange Commission on August 12, 1996, as well as the funds used to purchase said shares, are being held in escrow pending consummation of a Merger (the "Deposited Securities" and the "Deposited
Funds," respectively). Transpacific has eighteen (18) months in which to consummate a Merger. If a Merger is not consummated within that time, the Deposited Securities and Deposited Funds shall be returned to Transpacific and Transpacific shareholders, respectively. Pursuant to Rule 419, Deposited Securities shall be released to shareholders and Deposited Funds released to Transpacific following effectiveness of a Post-Effective Amendment and a reconfirmation offering pursuant to which Transpacific shareholders representing a minimum of 80% of the offering proceeds of Transpacific 's initial public offering ($14,400) reconfirm their investments.

     SECTION 2.3 Surrender of Certificates. (a) Transpacific has designated Oxford Transfer Agency, Inc., 1130 Southwest Morrison, Suite 250, Portland Oregon, as Transfer Agent (the "Transfer Agent") hereunder. Immediately following effectiveness of the Post-Effective Amendment and shareholder reconfirmation offering and on or before the Effective Date, the Transfer Agent shall have mailed and/or made available to each Transpacific shareholder and each former Coffee shareholder notice and letter of transmittal advising such holder of the effectiveness of the Post-Effective Amendment and shareholder reconfirmation and of the Effective Date, and the procedure for surrendering Coffee stock to the Transfer Agent. Coffee shall immediately turn in Coffee common stock certificates to the Transfer Agent. Upon the surrender to the Transfer Agent of such certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and after the Stock Split, the Transfer Agent shall promptly convert and issue an aggregate of 3,000,000 shares of Transpacific common stock to former Coffee shareholders in exchange for 100% of the authorized and outstanding shares of Coffee. Until so surrendered and exchanged, each certificate theretofore representing shares shall represent in the case of Dissenter's Shares, the right to seek appraisal pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected).

     (b) At the Effective Date, the Stock Split shall become effective, and each holder of Transpacific common stock issued before the Effective Date, including those 3,000 shares held in escrow pursuant to Rule 419, shall surrender his/her stock certificate to the Transfer Agent and the Transfer Agent shall issue such holder ten (10) shares of the Surviving Entity's common stock for each share of Transpacific common stock held before the Merger and Stock Split.

     SECTION 2.4 Transfer Agent. Prior to the Offering, Transpacific shall have made such arrangements to insure that an adequate number of its shares of Common Stock have been deposited with the Transfer Agent as necessary in sufficient time to permit prompt distribution against surrender of Coffee stock certificates as provided hereunder.

     SECTION 2.5 Confidentiality. Except to the extent disclosure may be required by law, each of Coffee and Transpacific will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence, and not disclose to others without the prior written consent of the other, any information received by them from the other in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Coffee, on the one hand, and Transpacific, on the other, each agree to return promptly, if so requested by the other party or any subsidiary or division of such other party, in connection with the transactions contemplated hereby and any copies thereof which may have been made and to cause their representatives promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the Securities and Exchange Commission.

ARTICLE 3
ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

     SECTION 3.1 Inconsistent Activities. Unless and until this Agreement has been terminated in accordance with its terms, neither Coffee nor Transpacific will (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire any shares of capital stock of Coffee or Transpacific or any significant portion of the total assets of either Constituent Corporation or any subsidiary or division of either of the Constituent Corporations (whether by merger, purchase of assets, tender offer or other similar transaction); (ii) afford any third party which may be considering the merger of any shares of capital stock of Coffee or Transpacific or any significant portion of the total assets of either Constituent Corporation, access to the properties, books or records of either Constituent Corporation except as required by mandatory provisions of law; or
(iii) enter into any discussions or negotiations for, or enter into any agreement which provides for, the sale of any shares of capital stock of Coffee or Transpacific or any significant portion of the total assets of Coffee or Transpacific to a person other than in connection with the transactions contemplated herein.

     SECTION 3.2 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

      SECTION 3.3 Conduct of Business by Each of the Constituent Corporations Pending the Merger. Coffee and Transpacific covenant and agree that, prior to the Effective Date, unless Coffee or Transpacific, respectively, shall otherwise agree in writing and except as contemplated by this Agreement:

          (a) the business of each of the Constituent Corporations shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither Coffee nor Transpacific shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in the operations of Coffee or Transpacific, respectively, taken as a whole;

          (b) Neither Constituent Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 2 hereof or in
Exhibit 2.1 attached hereof and made a part hereto, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of the Shares, except as designated herein or set forth in
Exhibit 3.3;

          (c) Neither Constituent Corporation shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, except as set forth in Exhibit 3.3, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing.

          (d) Each Constituent Corporation shall use its best efforts to preserve intact its business organizations, to keep available the services of it and its current officers and key employees, and to preserve the good will of those having business relationships with it.

           (e) Coffee and Transpacific will not (i) increase the compensation payable or to become payable by it to any of its officers or directors, (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees, except at set forth in Exhibit
3.3 attached hereto and made a part hereof, (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion, except as set forth in Exhibit 3.3, (iv) make any change in the compensation to be received by any of its officers, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as set forth in Exhibit 3.3,
(v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of Coffee or Transpacific, respectively, with respect to the performance of personal services that is not terminable without liability by it on thirty days' notice or less, except as set forth in Exhibit 3.3, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

          (f) Neither Coffee nor Transpacific shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

          (g) Neither Coffee nor Transpacific shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except as set forth in
Exhibit 3.3;

          (h) Neither Coffee nor Transpacific shall reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement; and

          (i) Neither Coffee nor Transpacific shall enter into an agreement to do any of the things described in clauses (a), (b), (c), (e), (f), (g) and
(h), except as set forth in Exhibit 3.3.

     SECTION 3.4  Access and Information.

          (a) Coffee shall afford to Transpacific and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Coffee and, during such period, Coffee shall furnish promptly to Transpacific (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Coffee that may reasonably be requested. In the event of the termination of this Agreement, Transpacific will, and will cause its representatives to, deliver to Coffee all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Coffee as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Transpacific will deliver to Coffee all documents so obtained by it.

          (b) Transpacific shall afford to Coffee and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Transpacific and, during such period, Transpacific shall furnish promptly to Coffee (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Transpacific that may reasonably be requested. In the event of the termination of this Agreement, Coffee will, and will cause its representatives to, deliver to Transpacific all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Transpacific as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Coffee will deliver to Transpacific all documents so obtained by it.

     SECTION 3.5 Notice of Actions and Proceedings. Coffee shall promptly notify Transpacific, and Transpacific shall promptly notify Coffee of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting Coffee or Transpacific or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, of Coffee or Transpacific which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to
Section 4.4 hereof or which relates to the consummation of the Merger or the transactions contemplated hereby.

     SECTION 3.6 Notification of Other Certain Matters. Coffee shall give prompt notice to Transpacific, and Transpacific shall give prompt notice to Coffee of:

          (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Coffee or Transpacific subsequent to the date of this Agreement and prior to the Effective Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Coffee or Transpacific taken as a whole to which Coffee or Transpacific is a party or is subject;

          (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

          (c) any material adverse change in the financial condition, properties, businesses or results or operations of Coffee or Transpacific, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

     SECTION 3.7 Stockholder Meeting of Coffee. Coffee shall, at a meeting of its stockholders duly called by the Board of Directors of Coffee, to be held as soon as practicable following execution of this Agreement, present the following proposals for the authorization and approval of the stockholders of Coffee and recommend their adoption by the stockholders:

               a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein;

     SECTION 3.8 Filing of Post-Effective Amendment. Upon signing this Merger Agreement, and shareholder approval pursuant to a special meeting of shareholders, Transpacific shall promptly file with the Securities and Exchange Commission a Post-Effective Amendment reflecting the Merger as required by Rule 419.

     SECTION 3.9 Reconfirmation Offering. Within five (5) days after effectiveness of the Post-Effective Amendment, Transpacific shall issue a reconfirmation offering to its shareholders. Pursuant to Rule 419, the Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds of Transpacific 's initial public offering ($14,400) elect to reconfirm their investments.

     SECTION 3.10 Other Agreements of Transpacific. Transpacific shall file with the SEC any and all appropriate statements or requirements within the Securities Exchange Act of 1934, as amended, with respect to the Merger, obtain any consents, amendments to or waivers under the terms of any of Transpacific 's arrangements required by the transactions contemplated by this Agreement, and defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated hereby (provided that the maximum amount that Transpacific shall be required to spend on such lawsuits or proceedings shall be $5,000 in the aggregate).

     SECTION 3.11 Transpacific Stockholder Consent. Transpacific shall obtain written consent of two-thirds of its shareholders to take the following actions:

     a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein;

     b) a ten for one (10:1) stock split of Transpacific's common stock to take place on the Effective Date, but prior to issuing 3,000,000 shares to Coffee

     c) issuance of 3,000,000 shares of Transpacific common stock to former Coffee shareholders after Transpacific's Stock Split;

     d) the tender of resignations of the directors of Transpacific, whose resignations are contingent on the consummation of this Merger, and which shall occur on the Effective Date.



ARTICLE 4
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF TRANSPACIFIC

     Transpacific represents and warrants to, and agrees with Coffee as follows:

     SECTION 4.1 Organization and Good Standing. Transpacific is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business.

     SECTION 4.2 Authorization; Binding Agreement. Transpacific has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Transpacific, and subject to any requisite approval of the Merger by the shareholders of Transpacific, including a shareholder reconfirmation pursuant to Rule 419, constitutes a valid and binding agreement of Transpacific in accordance with its terms.

     SECTION 4.3 Capitalization. The authorized capital stock of Transpacific consists of 20,000,000 shares of common stock, par value $.0001 per share. On November 29, 1995, 97,000 shares of Common Stock were issued to nine (9) insider shareholders. Transpacific 's public offering, whereby 3,000 shares of Common Stock were sold at $6.00 per share, closed on February 10, 1997. As of the date hereof, 100,000 shares of common stock are outstanding including the 3,000 shares held in escrow pursuant to Rule 419. All of the outstanding shares of capital stock of Transpacific have been duly authorized and validly issued and are fully paid and nonassessable. Transpacific is not aware of any voting trusts, voting agreements or similar understandings applicable to the Shares. Transpacific does not have any outstanding options, subscriptions or other rights, agreements or commitments, which either; (a) obligates Transpacific to issue, sell or transfer any shares of the capital stock of Transpacific or (b) restricts the transfer of or otherwise relates to the shares of its Common Stock.

     SECTION 4.4 Litigation. Except as may be disclosed in the SEC Filings (as defined in Section 4.5 hereof), or to Coffee in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of Transpacific, threatened against Transpacific or to the best of Transpacific knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Transpacific. As of the date hereof, neither Transpacific nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of Transpacific.

     SECTION 4.5 Financial Statements and Reports. Transpacific has provided Coffee with true and complete copies of (a) Transpacific's annual report on Form 10-KSB for the year ended September 30, 1996, (b) Transpacific 's quarterly reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, (c) copies of Transpacific 's Registration Statement on Form SB-2 and Prospectus which was declared effective by the SEC on August 12, 1996, (d) all other reports, statements and registration statements filed by it with the SEC since August 12, 1996. The reports, statements and registration statements referred to in the immediately preceding sentence including any that are filed subsequent to the date hereof and prior to the effective date are referred to in the Agreement as the "SEC Filings." As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements of Transpacific included in the SEC Filings were prepared by an independent certified public accountant in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of Transpacific as of the dates and for the periods indicated subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Transpacific will have approximately $16,000, consisting of the proceeds from Transpacific 's initial public offering, currently held in escrow, on deposit in a bank duly licensed to do business in the State, pursuant to Rule 419 on the Effective Date. Transpacific has filed all filings required by the Securities and Exchange Commission (the "SEC"), and has complied with all SEC rules and regulations.

     SECTION 4.6 Absence of Certain Changes or Events. Except as set forth in the SEC Filings or in Exhibit 4.6 attached hereto and made a part hereof, or as disclosed to Coffee in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of and its subsidiaries taken as whole; and (b) Transpacific has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

     SECTION 4.7 Absence of Breach. The execution, delivery and performance by Transpacific of this Agreement, and the performance by Transpacific of its obligations hereunder, will not

          (a) subject to the appropriate approval by Transpacific 's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

          (b) subject to obtaining the governmental and other consents referred to in Section 4.8 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Transpacific;

           (c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or (iv) conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which Transpacific is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on Transpacific.

     SECTION 4.8 Governmental and Other Consents, etc. Subject to the requisite shareholder approval and any required filings with the Securities and Exchange Commission, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of Transpacific is required in connection with the execution or delivery by Transpacific of his Agreement or the consummation by Transpacific of the transactions contemplated hereby other than (i) filings in the State of Nevada in accordance with state law thereof and in New York in accordance with New York law, (ii) filings under state securities, "Blue Sky" or anti-takeover laws and (iii) filings with the SEC and any applicable national securities exchange.

     SECTION 4.9 Benefits Plans. Except as described in the SEC filings, Transpacific does not have any employment agreement with any executive officer of Transpacific or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

     SECTION 4.10 Certain Contracts. Except as disclosed in the SEC Filings, Transpacific is not a party to any collective bargaining agreement or any other agreement with employees of Transpacific.

     SECTION 4.11 ERISA. Transpacific has no employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     SECTION 4.12 Transactions With Management. Except as disclosed in the SEC Filings or in Exhibit 1.13 attached hereto and made a part hereof, Transpacific is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding Common Stock of Transpacific or any affiliate or associate of such officer, director or person.

     SECTION 4.13 Compliance with Law. Except as set forth in Exhibit 4.13, attached hereto and made a part hereof, or disclosed in writing to Coffee, Transpacific has complied in all material respects with, and Transpacific is not in default in any material respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal states, local and foreign governmental bodies, agencies and authorities having asserting or claiming jurisdiction over it or any part of its operations or assets.

     SECTION 4.14. Bank Accounts, Depositories; Powers of Attorney. Exhibit 4.14, attached hereto and made a part hereof, sets forth a true, correct and complete list of the names and locations of all banks or other depositors in which Transpacific has accounts, trust funds or safe deposit boxes and the names of the person or persons authorized to draw thereon, borrow therefrom or have access thereto. Except as listed in Exhibit 4.14, no person or entity holds a power of attorney of Transpacific.

     SECTION 4.15 Complete Disclosure. No representation or warranty in this Agreement or in any schedule or exhibit hereto nor any information or certificate delivered or to be delivered to Coffee by or on behalf of Transpacific will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. All information required to be disclosed by this Agreement concerning Transpacific and all other material information concerning Transpacific has been disclosed. With respect to any oral agreement disclosed in any schedule or exhibit hereto, only those terms of such oral agreement expressly described in such schedule or exhibit shall be deemed to have been disclosed to Coffee thereby.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COFFEE

     Coffee, represent and warrants to, and agrees with Transpacific as follows:

     SECTION 5.1 Organization and Good Standing. Coffee is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses.

     SECTION 5.2 Authorization; Binding Agreement. Coffee has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Coffee and constitutes a valid and binding agreement of Coffee in accordance with its terms.

     SECTION 5.3 Absence of Breach. The execution, delivery and performance by Coffee of this Agreement, and the performance by Coffee of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Coffee, (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which Coffee is a party or by which Coffee properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on Coffee.

     SECTION 5.4 Governmental and Other Consents, etc. Subject to the requisite Board of Directors approval, no material consent, approval or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of Coffee is required in connection with the execution delivery by Coffee of this Agreement or the consummation by Coffee of the transaction contemplated hereby other than (i) filings in the state of Nevada in accordance with the laws of that state and in New York in accordance with the laws of that state, thereof, (ii) filings under state securities, "Blue Sky" or anti-takeover laws, and (iii) filings with the SEC and any applicable national securities exchange.

     SECTION 5.5. Financial Statements. Coffee shall provide Transpacific with certified consolidated financial statements (including the notes thereto) which have been prepared by an independent certified public accountant in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and which present fairly the consolidated financial position, results of operations and changes in financial position of Coffee.

     SECTION 5.6.  Capitalization.  Coffee has a minimum value of $50,000.00.

     SECTION 5.7 Litigation. Except as disclosed in Exhibit 5.7, attached hereto and made a part hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of Coffee, threatened against Coffee or to the best of Coffee's knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Coffee. As of the date hereof, neither Transpacific nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business or prospects.

     SECTION 5.8 Absence of Certain Changes or Events. Except as disclosed to Transpacific in writing or in Exhibit 5.8, attached hereto and made a part hereof, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of Transpacific; and (b) Coffee has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

     SECTION 5.9 Compliance with Law. Except as set forth in Exhibit 5.9, attached hereto and made a part hereof, or as disclosed in writing to Transpacific, Coffee has complied in all material respects with, and is not in violation of or in default in any material respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets.

     SECTION 15.10 Bank Accounts, Depositories; Powers of Attorney. Exhibit 15.10, attached hereto and made a part hereof, sets forth a true, correct and complete list of the names and locations of all banks or other depositories in which Coffee has accounts, trust funds or safe deposit boxes and the names of the person or persons authorized to draw thereon, borrow therefrom or have access thereto. Except as listed in Exhibit 15.10, no person or entity holds a power of attorney of Coffee.

     SECTION 15.11 Complete Disclosure. No representation or warranty in this Agreement or in any schedule or exhibit hereto, nor any information or certificate delivered or to be delivered to Transpacific by or on behalf of Coffee pursuant to this Agreement contains or will contain any untrue statement of a material act or omits or will omit a material fact necessary to make the statements contained therein not misleading. All information required to be disclosed by this Agreement concerning Coffee and all other material information concerning Transpacific has been disclosed. With respect to any oral agreement disclosed in any schedule or exhibit hereto, only those terms of such oral agreement expressly described in such schedule or exhibit shall be deemed to have been disclosed to Transpacific thereby.


ARTICLE 6
CONDITIONS

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the shareholders of each company as required by applicable law;

          (b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Merger shall be in effect;

     SECTION 6.2 Conditions to Obligation of Transpacific to Effect the Merger. The obligation of Transpacific to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions any one or more of which (except Section 6.2(h) and (i)) may be waived by Transpacific:

          (a) Coffee shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 5.5 herein;

          (b) Coffee shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the surrender of 100% of its issued and outstanding common stock to the Transfer Agent and Transpacific 's subsequent issuance of an aggregate of 3,000,000 shares of its common stock to Coffee after Transpacific's Stock Split;

          (c) the representations and warranties of Coffee set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement.

          (d) Coffee shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs (a), (b) and
(c) of this Section 6.2;

          (e) Coffee shall have delivered to Transpacific copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary;

          (f) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

          (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Merger shall be in effect;

          (h) Coffee acknowledges that the Post-Effective Amendment filed with the SEC after this Agreement is signed must be declared effective by the SEC and the shareholder reconfirmation offering contained therein shall have been approved by investors representing a minimum of 80% of the proceeds of Transpacific 's initial public offering, i.e., $14,400;

     (i)  The fair market value of Coffee is at least $14,400.

          (j) Except to the extent such consents are not required at the Effective Date, Coffee shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 4.8;

          (k) Opinion of Counsel to Coffee. Transpacific shall have received an opinion dated the Effective Date of this Merger by Rivkin, Radler & Kremer, counsel to Coffee, satisfactory to Transpacific, in substantially the following form:

            i) Coffee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

          ii) The execution and delivery by Coffee of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of Coffee's certificate of incorporation or by-laws;

         iii) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Coffee, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

          iv) To the best knowledge of such counsel, there are no actions, suits or proceedings pending, or threatened by or against Coffee or affecting Coffee or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.


     SECTION 6.3  Conditions to the Obligation of Coffee to Effect the
Merger. The obligation of the Coffee to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which (except 6.3(m)) may be waived by Coffee:

          (a) The representations and warranties of Transpacific set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

          (b) Except to the extent such consents are not required at the Effective Date, Transpacific shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 5.4;

          (c) Transpacific shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 4.5 herein;

          (d) Transpacific shall have delivered a certificate of its President to the effect set forth in paragraphs (a), (b) and (c) of this
Section 6.3;

          (e) Transpacific shall have delivered to Coffee copies of resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of the Company;

          (f) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement; and

          (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Merger or materially and adversely affects the business, financial condition, or operations of Transpacific shall be in effect.

          (h) Shareholder Approval. Pursuant to a reconfirmation offering in which shareholders representing a minimum of $14,400 of the proceeds from Transpacific 's initial public offering elect to reconfirm their investment, The shareholders of Transpacific upon the Effective Date of this Merger will have duly approved the Merger, the Stock Split, and the issuance of 3,000,000 shares of Transpacific Common Stock after the Stock Split.

          (i) Opinion of Counsel to Transpacific. Coffee shall have received an opinion dated the Effective Date of this Merger by Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005, counsel to Transpacific, satisfactory to Coffee, in substantially the following form:

                 i) Transpacific is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

                ii) The execution and delivery by Transpacific of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of Transpacific's certificate of incorporation or by-laws;

                iii) The authorized capitalization of Transpacific consists of 20,000,000 shares of common stock, par value $.0001 per share. As of the date of this Agreement, there are 100,000 shares of common stock issued and outstanding, including the 3,000 shares being held in escrow pending consummation of the Merger, as per Rule 419. As of the Effective Date, after the Stock Split and subsequent issuance of 3,000,000 shares to Coffee, there will be 4,000,000 shares of Transpacific outstanding;

                 iv) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Transpacific, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

                  v) To the best knowledge of such counsel, there are no actions, suits or proceedings pending, or threatened by or against Transpacific or affecting Transpacific or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

          (i) Tax Opinion. Coffee shall have received an opinion of its tax counsel, advisor or accountant that the Merger to be consummated by the terms of this Agreement qualifies as a tax-free reorganization as defined under the Internal Revenue Code of 1986, as amended.

          (j) Net Cash. Transpacific shall have net cash, including the Deposited Funds, in excess of $16,000 on the Effective Date.

          (k) Coffee acknowledges that the Post-Effective Amendment filed with the SEC after this Agreement is signed must be declared effective by the SEC and the shareholder reconfirmation offering contained therein shall have been approved by investors representing a minimum of 80% of the proceeds of Transpacific 's initial public offering, i.e., $14,400.

          (l) Except to the extent such consents are not required at the Effective Date, Coffee shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 4.8.

          (m) The fair market value of Coffee is at least $14,400.

          (n) The directors and officers shall resign from Transpacific and such officers and directors designated by Coffee shall be duly elected.

     SECTION 6.4 Waiver of Condition; Right to Proceed. Unless stated otherwise herein, if any of the conditions to the obligations of Coffee and Transpacific specified in Sections 6.2 and 6.3 hereof has not been satisfied (excluding Sections 6.2(h) and (i) and 6.3(h) and (j)), Coffee or Transpacific, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Merger (subject to satisfaction of the other conditions contained herein, unless also waived).



ARTICLE 7
RULE 419 REQUIREMENTS

     SECTION 7.1 Merger Criteria. Pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), the fair market value of Coffee must represent at least 80% of the maximum offering proceeds of Transpacific 's initial public offering, i.e., Coffee's fair market value must be at least $14,400 (80% x $18,000). If the fair market value of Coffee is determined by Transpacific to be less than $14,400 on the Effective Date, this Agreement shall terminate immediately.

     SECTION 7.2 Post-Effective Amendment. Once the Merger Agreement has been executed, Transpacific shall update its registration statement with a Post-Effective Amendment. The Post-Effective Amendment shall contain updated information concerning Transpacific and information about Coffee and its business including audited financial statements; and the results of Transpacific 's initial public offering. The Post-Effective Amendment shall also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer shall include certain prescribed conditions which must be satisfied before Deposited Securities can be released from escrow. If the Post-Effective Amendment is not declared effective by the Securities and Exchange Commission, the reconfirmation offering is not complete and the merger is not consummated within 18 months of the date of effectiveness of Transpacific's initial public offering, this Agreement shall terminate automatically.

     SECTION 7.3 Reconfirmation Offering. The reconfirmation offer must commence after the effective date of the Post-Effective Amendment. Pursuant to Rule 419, the terms of the reconfirmation offer shall include the following conditions:

          (a) The prospectus contained in the Post-Effective Amendment will be sent to each investor whose securities are held in the Escrow Account within 5 business days after the effective date of the Post-Effective Amendment;

          (b) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the Post-Effective Amendment to notify Transpacific in writing that the investor elects to remain an investor;

          (c) If Transpacific does not receive written notification from any investor within 45 business days following the effective date of the Post-Effective Amendment, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in escrow on such investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means;

          (d) The Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds ($14,400) elect to reconfirm their investment;

          (e) If the Merger has not been consummated by February 12, 1998 (18 months from the date of the prospectus), the Deposited Funds held in escrow shall be returned to all investors on a pro rata basis within 5 business days by first class mail or other equally prompt means, and this Agreement shall be declared null and void.

     SECTION 7.4 Release of Deposited Funds and Deposited Securities. The Deposited Funds and Deposited Securities may be released to Transpacific and the investors in Transpacific's initial public offering, respectively, after:

          (a) The Escrow Agent has received a signed representation from Transpacific and any other evidence acceptable by the Escrow Agent that:

           (i) Transpacific has executed an agreement for Merger of a business for which the par value of the business represents at least 80% of the maximum offering proceeds and has filed the required Post-Effective Amendment;

          (ii) The Post-Effective Amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and Transpacific has satisfied all of the prescribed conditions of the reconfirmation offer.

          (b) The Merger of a business with the fair value of at least 80% of the maximum proceeds is consummated.


ARTICLE 8
TERMINATION

     SECTION 8.1 Board Action. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of Transpacific and Coffee.

     SECTION 8.2 Certain Dates. In the event that Transpacific shall not have received certified financial statements from Coffee or this Agreement is
not executed by both parties by November  [      ], 1997, this Agreement may
be terminated by either party upon written notice, whether before or after approval of the Merger thereof by the holders of the requisite number of shares of Transpacific. This Agreement shall terminate automatically if the Merger has not been consummated by February 12, 1998, eighteen (18) months from the effective date of Transpacific's initial public offering, which consummation includes a declaration of effectiveness by the Securities and Exchange Commission of Transpacific 's Post-Effective Amendment and successful completion of a shareholder reconfirmation offering, pursuant to which shareholders representing less than 80% of the proceeds from Transpacific 's initial public offering vote to reconfirm their investments.

     SECTION 8.3 Audited Financial Statements. In the event that Coffee's audited financial statements are materially and adversely inconsistent with the Coffee unaudited financial statements contained herein, Transpacific shall have the right to unilaterally terminate this Agreement by the Board of Directors of Transpacific notifying Coffee and its counsel, Rivkin, Radler and Kremer, of such termination. Such notice shall be sent to Coffee and its United States counsel prior to the Effective Date.

     SECTION 8.4  Government Order.   This Agreement may be terminated by
either Coffee or Transpacific if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other, decree, ruling or other action shall have become final and non-appealable.

     SECTION 8.5 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 9.2 hereof.


ARTICLE 9
GENERAL AGREEMENTS

     SECTION 9.1 Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein (including obtaining consents and making filings), and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

     SECTION 9.2 Supplement Schedule. From time to time prior to the Effective Date, the parties will promptly disclose in writing to each other any matter arising which, if existing or occurring at the date of this Agreement, would have been required to be disclosed in writing to the other. No such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3.

     SECTION 9.3 Funds. Except as otherwise provided for herein or elsewhere in writing, each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
After the consummation of the Merger, all expenses will be incurred by the Surviving Entity.

     SECTION 9.4 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall not survive the consummation of the Merger.

     SECTION 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:


(a)  If to Transpacific, to:

David Chang
116 Pinehurst, #121
New York, New York 10023

With a copy to:

Joel Schonfeld, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York  10005


(b)  If to Coffee, to:

Andrew Gordon
Coffee Holding Co. Inc.
4401 First Avenue
Brooklyn, New York 11232

With a copy to:

Walter J. Gumersell, Esq.
Rivkin, Radler & Kremer, Esqs.
EAB Plaza, West Tower
Uniondale, New York 11556

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.


     SECTION 9.6 Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by New York law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of Coffee and Transpacific.

     SECTION 9.7 Waiver. Except as otherwise set forth herein, at any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.8 Brokers. Coffee and Transpacific each represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger. Coffee represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the merger, except for South Street Capital Group, L.L.C. or its assigns. The fee shall be payable in full on the Effective Date. The fee shall be a cash payment equal to five percent (5%) of the market capitalization of the Surviving Entity. For the purposes of the preceding sentence, market capitalization shall equal the number of shares outstanding multiplied by the price per share of the common stock; in no event shall the market capitalization be considered less than $12,000,000.

     SECTION 9.9 Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the consent of the other party.

     SECTION 9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

     SECTION 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
      COUNTERPART SIGNATURE PAGE TO



AGREEMENT AND PLAN OF MERGER
BY AND AMONG

TRANSPACIFIC INTERNATIONAL GROUP CORP.
     AND
COFFEE HOLDING CO., INC.





     IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the ____ day of __________, 1997.


                        COFFEE HOLDING CO., INC.



By:

                                      President


                        TRANSPACIFIC INTERNATIONAL GROUP CORP.


By:


                                      President